Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13th, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders of Advent Software, which is incorporated in Advent Software’s Annual Report on Form 10-K for the year ended December 31, 2007.  We also consent to the incorporation by reference of our report dated March 13th, 2008 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

San Jose, California

August 29, 2008